EXHIBIT 4.1

Date of Instrument                                 Exchange Note No.
                  -----------------------                           -------
                         ND HOLDINGS, INC.
            7% SENIOR TAILORED EXCHANGE NOTE CERTIFICATE

                     SENIOR INDEBTEDNESS INSTRUMENT

  ND Holdings, Inc., a North Dakota Corporation ("the Company") organized and existing under the laws of the State of North Dakota (the "Company"), for value received, hereby promises to pay to _____________________________________
 ("Investor") at the following registered address:

                        -------
                        -------
                        -------

the principal sum of __________________________________________________________
($_________) on June 30, 2016; and to pay interest on such principal sum from the date hereof at the rate of seven percent (7%) per annum (based on a three hundred sixty (360) day year) on a semiannual basis beginning on December 31, 2001 and semiannual interest on June 30 and December 31 of each year thereafter until the principal balance is paid. All payments will be applied first to interest and any remainder to reduction of principal.

Distribution payments on the 7% SENIOR TAILORED EXCHANGE NOTE CERTIFICATE are made directly to registered holders of Tailored Exchange Notes. Payments to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Depository Participant and not of ND Resources, Inc. or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to Direct and Indirect Depository Participants is the responsibility of the Company, disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Depository Participants.

This Senior Indebtedness Instrument is issued pursuant to the Exchange Offer Prospectus and Exchange Transmittal Form dated [] whereby one dollar and thirty five cents ($1.35) of Tailored Exchange Note face value, the total of which is written above, has been exchanged for each share of no par value common stock validly tendered and accepted for exchange in the Exchange Offer by the investor identified above.

The term "Senior Indebtedness" means the principal of, premium, if any, and interest on, and any other amounts due on or in connection with any Indebtedness (as defined) of the Company (including, without limitation, fees, costs and expenses), whether outstanding on the date of this 7% SENIOR TAILORED EXCHANGE NOTE CERTIFICATE or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing); provided, however, that Senior Indebtedness does not include (i) Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned by us, (ii) accounts payable or other indebtedness to trade creditors created or assumed by us in the ordinary course of business and (iii) any particular
Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, this 7% SENIOR TAILORED EXCHANGE NOTE CERTIFICATE. The term "Indebtedness" means, with respect to any person, (i) any obligation, contingent or otherwise, of such person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (b) evidenced by a note, debenture, stock or similar instrument issued for money, (c) for the payment of any money under a lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) in respect of letters of credit (including reimbursement obligations with respect thereto), local guarantees or bankers' acceptances issued for the account of such person or (e) to pay the deferred purchase price of property or services;
(ii) any obligation secured by a mortgage, pledge or other lien on the assets or property of such person which is (x) given to secure all or a part of the purchase price of property subject thereto, whether given to the vendor of such property or to another person, or (y) existing on property at the time of acquisition thereof; (iii) obligations under currency exchange or purchase agreements and interest rate protection agreements or similar arrangements;
(iv) obligations of such person under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness of others of the kinds referred to in clauses (i) through (iii) above; and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv). This Tailored Exchange Note will constitute Senior Indebtedness under the terms of this 7% SENIOR TAILORED EXCHANGE NOTE CERTIFICATE.

Payments of principal and interest on the Tailored Exchange Notes will be payable, the transfer of the Tailored Exchange Notes will be registrable, and Tailored Exchange Notes will be exchangeable for Tailored Exchange Notes of other denominations of a like aggregate principal amount, at the office of the Exchange Agent: ND Resources, Inc. 1 North Main Street, Minot, North Dakota 58703; provided that the payment of interest may be made at the option of the Company by check mailed to the address of, or by wire transfer to the account of, the person entitled thereto and that the payment of principal with respect to any Tailored Exchange Note will be made only upon surrender of such Tailored
Exchange Note to the Tailored Exchange Notes Agent, ND Resources, Inc.   The
Company may not reissue a Tailored Exchange Note that has matured, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

THIS 7% SENIOR TAILORED EXCHANGE NOTE CERTIFICATE is an obligation exclusively of the Company. Since the operations of the Company are currently conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Tailored Exchange Notes, of the Company, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Tailored Exchange Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business
considerations.   Any right of the Company to receive assets of any of its
subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Tailored Exchange Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

 The Tailored Exchange Note Certificate does not limit the ability of the Company to incur additional indebtedness.

REDEMPTION OF THE TAILORED EXCHANGE NOTES AT THE OPTION OF THE COMPANY

No sinking fund is provided for the Tailored Exchange Notes. Prior to December 31, 2002, the Tailored Exchange Notes will not be redeemable at the option of the Company. Beginning on January 1, 2003, the Company may redeem the Tailored Exchange Notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice at the following prices (expressed as percentages of the principal amount), together with accrued and unpaid interest to, but excluding, the date fixed for redemption.


      YEAR                                                     REDEMPTION PRICE
      ----                                                     ----------------

      2003.....................................................      102%
      2004.....................................................      101%
      and 100% at, 2005-2016;

provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Tailored Exchange Notes being redeemed. No Tailored Exchange Notes may be redeemed by the Company if an Event of Default with the respect to the payment of interest on the Tailored Exchange Notes has occurred and is continuing.

If fewer than all of the Tailored Exchange Notes are to be redeemed, the Tailored Exchange Notes Exchange Agent, ND Resources, Inc. will select the Tailored Exchange Notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any Tailored Exchange Note is to be redeemed in part only, a new Tailored Exchange Note or Tailored Exchange Notes in principal amount equal to the unredeemed principal portion thereof will be issued.

DEATH OF REGISTERED HOLDER

On request of the representative of the estate of a registered holder of a Tailored Exchange Note, the Company will consider, and if sufficient cash is available to it, may, but is not obligated to, redeem the Tailored Exchange Note held by the estate of the deceased registered holder at face value. The Company will allocate $50,000 per year for such potential redemptions. The Company's ability to allocate funds for such redemptions is dependent upon future earnings, cash flows, capital expenditures and other factors beyond the control of the Company.

REDEMPTION AT THE OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

If a Fundamental Change (as defined) occurs at any time prior to December 31, 2004, each holder of Tailored Exchange Notes shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Tailored Exchange Notes on the date (the "Repurchase Date") that is 45 days after the date of the Company's notice of such Fundamental Change.

We shall redeem such Tailored Exchange Notes at a price (expressed as a percentage of the principal amount) equal to (i) 102% if the Repurchase Date is during the period ending December 31, 2001; (ii) 101% if the Repurchase Date is during the 12-month period beginning, January 1, 2002; and (iii) 100% in calendar years 2003 through 2004. In each case, we shall also pay accrued interest on the redeemed Tailored Exchange Notes to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Tailored Exchange Notes on the relevant record date.

The Company shall mail to all holders of record of the Tailored Exchange Notes a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. To exercise the redemption right, holders of Tailored Exchange Notes must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change, the Tailored Exchange Notes to be so redeemed, duly endorsed for transfer, together with the form entitled "Option to Elect Redemption Upon a Fundamental Change" on the reverse thereof duly completed, to the Company (or an agent designated by the Company for such purpose).

The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices. A reorganization or recapitalization of the Company by a merger with a subsidiary of the Company or reincorporation in another state shall not be deemed to constitute a Fundamental Change.

No Tailored Exchange Notes may be redeemed at the option of holders upon a Fundamental Change if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" (other than a default in the payment of the redemption price in the event of a Fundamental Change with respect to such Tailored Exchange Notes).

MERGERS AND SALES OF ASSETS BY THE COMPANY

The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other items, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all obligations of the Company under the Tailored Exchange Notes and the Tailored Exchange Note Certificate, and (ii) the Company or such successor person shall not immediately thereafter be in default under the Tailored Exchange Note Certificate. Upon the assumption of the Company's obligations by such a person in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the Tailored Exchange Notes and the Tailored Exchange Note Certificate. Certain such transactions which would constitute a Fundamental Change would permit each holder to require the Company to redeem the Tailored Exchange Notes of such holder as described under "Redemption at the Option of the Holder Upon a Fundamental Change."


EVENTS OF DEFAULT; NOTICE AND WAIVER

Events of Default are defined as: (i) default in payment of the principal of, or premium, if any, on the Tailored Exchange Notes; (ii) default for 30 days in the payment of any installment of interest on the Tailored Exchange Notes;
(iii) failure by us to comply with any of its other agreements in the Tailored Exchange Notes or the Tailored Exchange Note Certificate upon the receipt by us of notice of such default by holders of not less than 25% in aggregate principal amount of the Tailored Exchange Notes then outstanding and the Company's failure to cure such default within 60 days after receipt by us of such notice; or (iv) in the event of bankruptcy or insolvency of the Company.

If an Event of Default specified therein shall have happened and be continuing, the holders of not less than 25% in aggregate principal amount of the Tailored Exchange Notes then outstanding may declare the principal of and accrued interest on the Tailored Exchange Notes to be immediately due and payable. In the case of the event of bankruptcy or insolvency of the Company, the principal of, premium, if any, and accrued and unpaid interest on the Tailored Exchange Notes shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the non-payment of principal of, premium, if any, and interest on any of the Tailored Exchange Notes which shall have become due by acceleration) such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of the Tailored Exchange Notes then outstanding. Interest shall accrue and be payable on demand upon a default in the payment of the principal of, premium, if any, accrued interest, or any redemption price to the extent that payment of such interest shall be legally enforceable.

However, the right of any holder (x) to receive payment of the principal amount, premium, if any, and any interest in respect of a default in the payment of any such amounts on a Tailored Exchange Note, on or after the due date expressed in such Tailored Exchange Note or (y) to institute suit for the enforcement of any such payments or conversion shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount of the outstanding Tailored Exchange Notes may waive an existing default and its consequences, other than (i) any default in any payment on the Tailored Exchange Notes, (ii) any default with respect to the conversion rights of the Tailored Exchange Notes or (iii) any default in respect of certain covenants or provisions in the Tailored Exchange Note Certificate which may not be modified without the consent of the holder of each Tailored Exchange Note as described in "Modification" below.

If the Company fails to make payment to Investor as provided in the preceding section, Investor will be entitled and empowered to take such measures as may be appropriate to enforce Investor's expectations under this 7% Senior Tailored Exchange Note Certificate, by judicial proceedings or otherwise.


MODIFICATION

Without the consent of any holder of Tailored Exchange Notes, the Company may amend the Tailored Exchange Note Certificate to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Tailored Exchange Note Certificate or to make any change that does not adversely affect the rights of any holder of Tailored Exchange Notes.

Modification and amendment of the Tailored Exchange Note Certificate or the Tailored Exchange Notes may be effected by us with the consent of the holders of not less than a majority in aggregate principal amount of the Tailored Exchange Notes then outstanding, except that no such modification or amendment shall (i) extend the fixed maturity of any Tailored Exchange Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to redeem any Tailored Exchange Note upon the happening of any Fundamental Change in a manner adverse to holders of Tailored Exchange Notes or impair the right of a holder to institute suit for the payment thereof subject to the terms set forth in these 7% SENIOR TAILORED EXCHANGE NOTE CERTIFICATES, without the consent of each holder of a Tailored Exchange Note so affected, or (ii) reduce the aforesaid percentage of Tailored Exchange Notes whose holders are required to consent to any such supplemental indenture, without the consent of the holders of all of the Tailored Exchange Notes then outstanding.

INFORMATION CONCERNING THE TAILORED EXCHANGE NOTES REGISTRAR

ND Resources, Inc., the Tailored Exchange Notes Transfer Agent and Registrar under this 7% SENIOR TAILORED EXCHANGE NOTE CERTIFICATE, has been appointed by us as the paying agent, conversion agent, and registrar with regard to the Tailored Exchange Notes. ND Resources is the transfer agent and registrar with regard to the Company's no par value common stock and regularly performs fiduciary services for the Company and entities affiliated with the Company.

The Exchange Agent, ND Resources, Inc., an SEC registered Securities Transfer Agency, is a wholly owned subsidiary of the Company. Its address is 1 North Main Street, Minot, North Dakota 58703.
SUBORDINATION TO SECURED DEBT

This Tailored Exchange Note will be subordinated to current and future bank debt which now has and may continue to require liens on all assets of the Company and its affiliated entities.

GOVERNING LAW

This instrument is to be construed under the laws of the State of North Dakota. Any legal proceeding with respect to this Tailored Exchange Note shall be subject to the jurisdiction and venue of the District Courts of the State of North Dakota or the U.S. District Court, District of North Dakota. Any action brought with respect to this 7% Senior Tailored Exchange Note Certificate shall be venued in Minot, North Dakota.



                               EXECUTION


           Executed on ___________________________ at Minot, North Dakota.

                                                  ND HOLDINGS, INC.


                                               By:____________________________
                                                  Robert Walstad, President
                                                  ND Holdings, Inc.
                                                  1 North Main, Minot, ND 58703